Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

December 31, 2008

Dear Shareholders, Customers and Employees,

I am pleased to report that, despite the impact of one of the most challenging financial environments in recent history, the Corporation experienced growth with total assets increasing $68.1 million (12.4%), loans increasing $58.8 million (16.4%), deposits increasing $71.6 million (18.2%) and shareholders’ equity increasing $1.8 million (3.8%) in 2008 as compared to 2007, while continuing to control non-interest expenses.

While the Corporation was not immune from the effects of difficult economic conditions created by a contracting economy and eroding underlying real estate values, we believe the Corporation’s balance sheet and income statement reflect a continued commitment to sound management and banking principles.

Net income for the year ended December 31, 2008, was $4,419,000 or $1.28 per share, compared to $4,579,000, or $1.30 per share for 2007.  Net income for the year ended December 31, 2008 decreased $160,000, or 3.5%, as compared to 2007, primarily due to an increase of $1,570,000 in the provision for loan losses, a decrease of $291,000 in non-interest income and an increase of $444,000 in non-interest expenses offset by a $1,995,000 increase in net interest income and a decrease in the provision for income taxes of $150,000.

As we plan for 2009 and forward, we realize that the Corporation will continue to face and be negatively impacted by many unparalleled economic and financial challenges, but we remain committed to our goals to increase shareholder value, offer sound banking services to our communities and provide a rewarding place of employment for our employees.  You can be assured that your management and board will continue its endeavor to meet the demands that the current banking environment places on them in these unique economic times.  We appreciate the continued confidence that you have placed in your management and company.

Respectfully,

Daniel W. Schutt

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	For the Year ended Dec. 31, 2008	For the Year ended Dec. 31, 2007
(dollars in thousands, except share data)
CONDENSED STATEMENT OF INCOME
Interest income	$35,208	$34,849
Interest expense	15,795	17,431
Net interest income	19,413	17,418
Provision for loan losses	2,195	625
Net interest income after provision for loan losses	17,218	16,793
Non-interest income	2,674	2,965
Non-interest expenses	14,462	14,018
Income before income taxes	5,430	5,740
Provision for income taxes	1,011	1,161
Net income	$ 4,419	$ 4,579

Average common shares outstanding	3,447,536	3,527,093

PER COMMON SHARE
Net income	$1.28	$1.30
Cash dividends	$0.60	$0.56
Book value	$14.72	$13.99
Closing price	$9.31	$13.89

FINANCIAL RATIOS
Return on average assets	0.74%	0.83%
Return on average equity	8.87%	9.69%
Net interest margin	3.64%	3.61%
Efficiency ratio	62.68%	65.70%
Loans to deposits	90.02%	91.44%
Allowance for loan losses to loans	0.76%	0.62%
Cash dividends to net income	46.73%	43.01%

PERIOD END BALANCES
	As of Dec. 31, 2008	As of Dec. 31, 2007
Assets	$616,064	$547,975
Loans (including available-for-sale)	$418,385	$359,560
Deposits	$464,792	$393,203
Shareholders' equity	$50,660	$48,819

Common shares outstanding	3,441,663	3,489,405

DIRECTORS/OFFICERS

UNITED BANCSHARES, INC.

Robert L. Benroth

David P. Roach

H. Edward Rigel

R. Steven Unverferth

James N. Reynolds - Chairman

Robert L. Dillhoff – Vice-Chairman

Daniel W. Schutt - President/CEO

Brian D. Young - CFO/Executive V.P./Treasurer

Heather M. Oatman - Secretary

DIRECTORS

THE UNION BANK CO.

Robert L. Benroth

James N. Reynolds

Robert L. Dillhoff

H. Edward Rigel

Herbert H. Huffman

David P. Roach

Kevin L. Lammon

Robert M. Schulte, Sr.

William R. Perry

R. Steven Unverferth

Daniel W. Schutt - President/CEO/Chairman

Brian D. Young - CFO/Executive V.P.

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the Nasdaq Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, Ohio 45830

419-659-4250

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211